October 30, 2007

Natural Nutrition, Inc.
109 North Post Oak Lane, Suite 422
Houston, Texas 77024
Attention: Timothy J. Connolly, CEO

Re: **Secured Convertible Note issued May 31, 2007, to YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P.) ("YA") (the "2007 Note") and Amended and Restated Secured Debenture originally issued to YA September 9, 2005 (the "2005 Debenture")**

Dear Mr. Connolly:

This letter sets forth our agreement with respect to the 2007 Note and the 2005 Debenture issued by Natural Nutrition, Inc. (the "Company") to YA.

1. On the date of this agreement, the Company shall pay to YA the Installment Amount, as that term is defined in the 2007 Note. YA shall apply this payment to interest first and then principal. Such payment by the Company shall represent the payment of principal and interest otherwise due on January 1, 2008, and shall not alter or amend the Company's obligation to make payments of principal pursuant to Section 1 of the 2007 Note on April 1, 2008, and on each Installment Date (as that term is defined in the 2007 Note) thereafter as set forth in the 2007 Note.

2. On or before November 1, 2007, YA shall be entitled to make a one-time conversion of principal into an amount representing 9.9% of the Company's outstanding common stock (the "Conversion"). The Company agrees that, as of the date of this letter agreement, the ownership caps in the 2007 Note, the 2005 Debenture, and all warrants issued by the Company to YA shall be raised to 9.99% of the Company's outstanding shares on the date of the Conversion. YA shall be entitled to sell, transfer, or otherwise dispose of the shares it obtains in the Conversion, in its absolute discretion.

3. YA agrees not to effect any conversions other than the Conversion pursuant to either the 2007 Note or 2005 Debenture until March 31, 2008. In the event that the Company refinances the debt represented by the 2007 Note such that the 2007 Note is paid in full from such refinancing by March 31, 2008, the expiration date of YA's agreement not to effect additional conversions shall be extended to December 31, 2008. YA acknowledges that the refinanced debt will be secured by a senior position on all the Company's assets.

4. The Company hereto acknowledges, confirms and agrees that the agreements and obligations of the Company contained in this Letter Amendment constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

5. As modified herein, the 2007 Note and 2005 Debenture remain in full force and effect.

Please indicate your agreement to the foregoing by signing below where indicated.

Sincerely,

YA Global Investments, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By: ______________________
Troy Rillo
Senior Managing Director

Agreed and Acknowledged on October 30, 2007
Natural Nutrition, Inc.

By: ______________________
Timothy J. Connolly
Chief Executive Officer